Exhibit 5.1

February 10, 2017

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Tellurian Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a total of 40,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable from time to time pursuant to awards granted under the Company’s 2016 Omnibus Incentive Compensation Plan (the “Plan”).

In connection therewith, we have examined, and relied upon the accuracy of factual matters contained in the Registration Statement, the Plan, and originals and copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, corporate records, and instruments as we have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies, and the genuineness of all signatures.

We assume that the Registration Statement has been filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and will be effective at the time that any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan, and will receive a prospectus containing all of the information required by Part I of the Registration Statement before acquiring such Shares. We further assume that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued pursuant to the terms of the Plan and the applicable awards granted thereunder and, upon the issuance of any of the Shares, the total number of shares of common stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of common stock that the Company is then authorized to issue under its restated certificate of incorporation.

Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to awards granted pursuant to the terms of the Plan (including, where applicable, the payment of the exercise or purchase price, the satisfaction of any vesting or forfeiture restrictions, and the achievement of applicable performance goals), will be legally issued, fully paid, and nonassessable.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the Federal law of the United States of America and to the laws of the State of Delaware.

Davis Graham & Stubbs LLP ∎ 1550 17th Street, Suite 500 ∎ Denver, CO 80202 ∎ 303.892.9400 ∎ fax 303.893.1379 ∎ dgslaw.com

Tellurian Inc.

February 10, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP